EXHIBIT 77G

For the period ending: 03/31/2017

File number: 811-05009

Sub-Item: 77G

1)	Boulder County Development Revenue (Boulder College of Massage Therapy Project)

Series 2006A, 6.35% due 10/15/2031

In default: Interest

Date of default: 6/2013

Default per $1,000: $4,315,000

2)	Colorado Housing and Finance Authority Economic Development Revenue

(Micro Business Development Corporation Project) Series 2005, 6.75% due 12/1/2010

In default: Principal and Interest

Date of default: 7/2008

Default per $1,000: $3,755,000

3)	Conifer Metropolitan District Jefferson County Supplemental Interest Coupons Series 2006,

8.00% due 12/1/2010 - 2031

In default: Principal and Interest

Date of Default: 12/01/2010

Default per $1,000 face: $7,470,000

4)	Ft. Lupton, Colorado Golf Course Revenue Anticipation Warrants Series 1996A, 8.50% due

12/15/2015

In default: Interest

Date of default: June 2002

Default per $1,000 face: $620,000

5)	Marin Metropolitan District LTD Tax G.O. Series 2008, 7.75% due 12/1/2028

In default: Interest

Date of default: 04/26/2016

Default per $1,000 face: $17,485,000

6)	Commonwealth of Puerto Rico G.O. 2014 Series A, 8.00% due 7/1/2035

In default: Interest

Date of default: 05/03/2017

Default per $1,000 face: $2,500,000

7)	PV Water and Sanitation Metropolitan District Capital Appreciation Bonds 6.00% due

12/15/2017

In default: Principal and Interest

Date of default: 3/7/2012

Default per $1,000: $14,000,000

8)	Tabernash Meadows, LLC A Colorado Limited Liability Company, 24.00% due 2/9/2002

In default: Interest

Date of default: 2/9/2002

Default per $1,000: $227,347

9)	United Water & Sanitation District Ravenna Project Water Activity Enterprise

Capital Appreciation Revenue Refunding Series 2009, 6.50% due 12/15/2016

In default: Interest

Date of Default: September 2013

Default per $1,000: $8,920,000